Midwest Air Group, Inc. 6744 South Howell Avenue Oak Creek, Wisconsin 53154-1402 414-570-4000 www.midwestairlines.com Traded: NYSE - MEH

Media Inquiries: Randy Smith, 414-570-3665, 816-516-2051 (cell) or Randall.Smith@midwestairlines.com
Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE
April 8, 2005

MIDWEST AIR GROUP REPORTS MARCH PERFORMANCE

Milwaukee, Wisconsin, April 8, 2005 - Midwest Air Group, Inc. (NYSE: MEH) today reported March performance data for Midwest Airlines and Midwest Connect.

Midwest Air Group, Inc. — Performance Report

	March				Three Months Ended March 31,
	2005	2004	% Change		2004	2005	% Change
Midwest Airlines Operations
Origin & Destination Passengers	266,979	216,692	23.2		661,750	553,208	19.6
Scheduled Service Revenue Passenger Miles (000s)	282,474	227,715	24.0		701,295	584,077	20.1
Scheduled Service Available Seat Miles (000s)	361,232	321,897	12.2		995,302	917,782	8.4
Total Available Seat Miles (000s)	370,370	340,807	8.7		1,016,953	967,319	5.1
Load Factor (%)	78.2%	70.7%	7.5p	ts.	70.5%	63.6%	6.9p	ts.
Revenue Yield (estimate)	$0.1185	$0.1199	(1.2)		$0.1111	$0.1161	(4.3)
Revenue per Schd. Svc. ASM (1) (estimate)	$0.0968	$0.0884	9.6		$0.0827	$0.0774	6.8
Average Passenger Trip Length (miles)	1,058	1,051	0.7		1,060	1,056	0.4
Number of Flights	3,675	3,310	11.0		10,107	9,507	6.3
Into-plane Fuel Cost per Gallon (estimate)	$1.73	$1.17	47.8		$1.59	$1.17	35.8
Midwest Connect Operations
Origin & Destination Passengers	70,468	57,145	23.3		186,734	150,911	23.7
Scheduled Service Revenue Passenger Miles (000s)	20,295	16,018	26.7		54,408	42,036	29.4
Scheduled Service Available Seat Miles (000s)	33,398	30,207	10.6		94,097	85,303	10.3
Total Available Seat Miles (000s)	33,398	30,207	10.6		94,343	85,303	10.6
Load Factor (%)	60.8%	53.0%	7.8p	ts.	57.8%	49.3%	8.5p	ts.
Revenue Yield (estimate)	$0.3546	$0.3881	(8.6)		$0.3423	$0.3829	(10.	6)
Revenue per Schd. Svc. ASM (1) (estimate)	$0.2220	$0.2122	4.6		$0.2036	$0.1945	4.7
Average Passenger Trip Length (miles)	288	280	2.7		291	279	4.6
Number of Flights	5,200	4,773	8.9		14,662	13,498	8.6
Into-plane Fuel Cost per Gallon (estimate)	$1.71	$1.20	43.0		$1.63	$1.20	35.4

(1)	Passenger, Cargo and Other Transport Related Revenue divided by Scheduled Service ASMs.
Note: All statistics exclude charter operations except total available seat miles and into-plane fuel cost. Numbers may not recalculate due to rounding.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Skyway Airlines, Inc. – its wholly owned subsidiary – operates as Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 50 cities. More information is available at www.midwestairlines.com.

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